SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [   ]

Check the appropriate box:
[   ]    Preliminary proxy statement.
[   ]    Confidential, for use of the commission only (as permitted by Rule
         14a-6(e)(2)).
[   ]    Definitive proxy statement.
[ X ]    Definitive additional materials.
[   ]    Soliciting material under Rule 14a-12.

                              Wachovia Corporation
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (check the appropriate box):

[X]  No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                                                              Date: July 3, 2001

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789).

The information presented below may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.


RELEASE ON WACHOVIA'S INTRANET ANNOUNCING LETTER SENT TO SHAREHOLDERS URGING THEIR SUPPORT FOR WACHOVIA AND FIRST UNION MERGER

Wachovia Sends Letter to Shareholders Urging Them to Vote for Wachovia and First Merger

     WINSTON-SALEM, N.C. - Wachovia Corporation (NYSE: WB) today announced that it has sent a letter to its shareholders urging them to vote for the merger of Wachovia and First Union on August 3, 2001 at its shareholder meeting.

The text of the letter follows:


June 27, 2001

Dear Fellow Wachovia Shareholder:

We believe Wachovia and First Union together will be a great company. The merger allows us to build the new Wachovia on traditional Wachovia values: trust, integrity, personal relationships, reliability, and superior customer service.

We strongly believe that together our earnings will grow faster than Wachovia by itself. We encourage you to read the enclosed proxy materials carefully and then to vote FOR our merger with First Union on the enclosed WHITE proxy card.

As you may know, SunTrust has made a hostile takeover proposal to acquire Wachovia. You may have already received proxy material and a blue proxy card from SunTrust asking you to vote against our merger.

We are confident that the combination with First Union will provide substantially more earnings and growth potential than an acquisition by SunTrust. Please do not vote on SunTrust's card.

Once you have read the proxy materials carefully, we think you will be convinced, as we are, that the new Wachovia formed by our merger of equals with First Union will create:

        - superior value for shareholders through superior growth potential

        - a leading financial institution well-positioned to serve our customers and communities

All we need is your support. We urge you to vote FOR the merger.


      We believe the new Wachovia will provide superior earnings growth.

Let's look at how fast we expect your earnings per share to grow with the Wachovia and First Union merger of equals compared with the hostile SunTrust proposal:

[The letter sent to shareholders includes here a chart titled "Expected Earnings Per Share Growth With The Wachovia and First Union Merger of Equals Compared with the Hostile SunTrust Proposal." The chart will be available on Wachovia's Web site at www.wachovia.com, or, for a fax copy, please call Ed Hutchins at 336-732-4200.]


                                  The New
                                 Wachovia               SunTrust

              2002                  9.1%                   -8.8%
              2003                 12.8%                   -2.6%
              2004                 16.6%                    2.9%


We believe, based on our cost savings forecasts and projections by analysts, that our merger with First Union means earnings per share for Wachovia shareholders will grow more than 9 percent faster than Wachovia alone in 2002. Under SunTrust's proposal, SunTrust itself projects your earnings per share will be almost 9 percent lower than Wachovia alone in 2002.

You can see from the chart that the upside growth potential for you, a Wachovia shareholder, is much greater with First Union.

              You can receive your same Wachovia dividend rate.

Under the First Union merger, you can either receive a regular annual dividend of $2.40 -- the same dividend as you currently enjoy -- or you can elect to receive a special 48 cents cash payment in the merger along with a $1.92 dividend, depending on what is best for you:

1. You can elect to receive a preferred security which, together with your common stock, will provide you with the same $2.40 annual dividend that you get now until the annual dividend rate of the new Wachovia rises to $2.40 for the two shares of Wachovia common stock you will receive. Then you'll get the regular dividend of the new Wachovia; or

2. You can receive a special one-time cash payment of 48 cents per share in the merger. Then you can receive the regular new Wachovia common stock dividend, which will start at $1.92 per year, for the two shares of new Wachovia common stock you will receive.


          - The Wachovia/First Union merger of equals is on track as planned to create the new Wachovia.

 - The merger agreement is signed.     - Regulatory approvals are on track.

 - Key managers have been selected.    - Integration planning is well underway.

               - Hart-Scott-Rodino anti-trust clearance has already been
                 received.

Once the First Union merger is approved, and with much of the integration planning already completed, we can move swiftly to realize the benefits of our merger with First Union.

Just last week, Wachovia and First Union received Hart-Scott-Rodino anti-trust clearance from the U.S. Federal Trade Commission. This important approval brings us one step closer to completion.

In contrast, SunTrust hasn't actually made an offer. Rather, SunTrust hopes it can persuade you to reject the First Union merger and then, at some uncertain time in the future, it will try to take over Wachovia on its own terms. There is absolutely no certainty that such a transaction will ever result, or that its terms will be attractive to you or other shareholders.

          The value of SunTrust's proposal has dropped dramatically.

When SunTrust first announced its hostile takeover proposal, its value was nearly 16 percent higher than Wachovia's planned merger with First Union. Since then, the implied premium has all but disappeared. Let's look at the SunTrust disappearing "premium."


[The letter sent to shareholders includes here a chart titled "Value of SunTrust Proposal (From May 11, 2001 to June 25, 2001)." The chart will be available on Wachovia's Web site at www.wachovia.com, or, for a fax copy, please call Ed Hutchins at 336-732-4200.]


Day Before SunTrust's Announcement

May 11                     15.8%

June 25                     2.0%


We believe SunTrust's "premium" has all but disappeared because investors believe that the prospects are unattractive for SunTrust if it continues on its present course.

In our view, SunTrust's hostile takeover attempt is an act born of desperation that is more about preventing the formation of a formidable competitor -- the new Wachovia -- than about creating value for Wachovia shareholders.


               The market sees what we like about First Union.

When we began talks with First Union in earnest in April, an intensive examination of its businesses showed us a genuine turnaround and the revitalization of the company. In our view, the performance of First Union's shares this year suggests that investors agree with our conclusion.

                     Year to Date Price Performance
                       (Through June 25, 2001)

[The letter sent to shareholders includes here a chart titled "Year to Date Price Performance (Through June 25, 2001)." The chart will be available on Wachovia's Web site at www.wachovia.com, or, for a fax copy, please call Ed Hutchins at 336-732-4200.]


                            First Union    24%

                            SunTrust        4%


We are excited about creating the new Wachovia and we need your support to make it happen. Since we need a majority of all shares outstanding, your vote is very important no matter how many shares you own. Please vote FOR the merger of Wachovia and First Union today on the enclosed WHITE proxy card.

Please vote. If you do not vote, it is the same as voting against the merger.

Please vote today FOR the merger on the WHITE proxy card enclosed.

If you have any questions, please call our proxy solicitors or our Special Shareholder Hotline. Their telephone numbers are listed on the reverse side.

Thank you for your continued support.

On behalf of the Board of Directors

Sincerely,

L.M. BAKER, JR.
Chairman and Chief Executive Officer





Our merger of equals with First Union is a thoughtful, responsible strategic combination designed to give Wachovia shareholders the potential for superior earnings growth and the same strong Wachovia dividend. In short, we believe our merger with First Union will offer the best value for Wachovia shareholders. But don't just take our word for it, read what the experts are saying about the Wachovia/First Union merger.

"Why I favor First Union/Wachovia . . . 1) It's friendly . . . 2) First Union/Wachovia would have a better business mix . . . 3) The cost savings potential in a First Union/Wachovia combination is greater than in a SunTrust/Wachovia combination . . . 4) First Union would handle the integration of Wachovia better than SunTrust . . . 5) There is more upside in First Union's stock."

        -- Second Curve Capital: Tom Brown (Bankstocks.com), June 4, 2001

"We now believe that the First Union merger with Wachovia ought to prevail . . . as the premium of SunTrust's offer has declined the deal becomes less about top-price and more about the currency of the acquirer. To that end, we believe First Union will offer better returns.

"SunTrust/Wachovia -- A limited ability to grow . . . As such, like so many other banking mergers, this combination would revolve around cost savings as a means to drive the bottom line in the short run and as capital builds, share repurchases would then contribute to EPS growth. This is not a scenario that drives significant multiple expansion, in our view . . ."

           -- Deutsche Banc Alex. Brown Inc.: G. Bicher, May 25, 2001

"Wachovia's argument that First Union has superior technology, a wider product breadth, and greater experience in merging institutions is correct. It does seem likely that a Wachovia/First Union combination would generate higher cash flows at a more rapid rate."

                  -- Raymond James & Associates: Richard X. Bove, May 23, 2001

"At the risk of appearing glib, perhaps the two companies' [Wachovia and SunTrust] opposing views as to whether they got along or not is symptomatic of the issues Wachovia is raising. We would agree that, in looking to combine two companies of some size, management "buy in" of the deal is critical; everyone, at all levels of the organization, needs to be on the same page or the deal will face hurdles out of the starting gate."

       -- Keefe, Bruyette & Woods, Inc.:Marni Pont O'Doherty, May 24, 2001

                  (Permission for quotes has been obtained)

  If you have any questions, require assistance, or need additional copies of the Proxy Statement or related materials, please call the Shareholder Hotline at 866-883-0789 or our proxy solicitors:

                     MacKenzie Partners, Inc.: 800-322-2885

                        Georgeson Shareholder: 800-223-2064

Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus are available at the SEC's Internet site (http://www.sec.gov) and can also be obtained, without charge, from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789), or First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782).

The proposed merger of First Union and Wachovia will be submitted to First Union's and Wachovia's shareholders for their consideration. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed merger between First Union and Wachovia and any other relevant documents filed with the SEC because they contain important information. Shareholders may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Union and Wachovia, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, from First Union, Investor Relations, One First Union Center, Charlotte, North Carolina 28288-0206 (704-374-6782), or from Wachovia, Investor Relations, 100 North Main Street, Winston-Salem, North Carolina 27150 (866-883-0789).

The information presented above may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation: (i) statements about the benefits of the merger between First Union Corporation and Wachovia Corporation, including future financial and operating results, cost savings, enhanced revenues, and accretion to reported earnings that may be realized from the merger; (ii) statements with respect to First Union's and Wachovia's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of First Union's and Wachovia's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the risk that the businesses of First Union and Wachovia will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) the ability to obtain governmental approvals of the merger on the proposed terms and schedule; (6) the failure of First Union's and Wachovia's shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause First Union's and Wachovia's results to differ materially from those described in the forward-looking statements can be found in First Union's and Wachovia's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to First Union or Wachovia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. First Union and Wachovia do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.